Exhibit 10.20

PERFORMANCE BONUS AGREEMENT

THIS PERFORMANCE BONUS AGREEMENT (this “Agreement”) is dated as of October 12, 2010, by and among Voyetra Turtle Beach, Inc., a Delaware corporation (the “Company”), Carmine J. Bonanno and Frederick J. Romano (each, a “Founder” and collectively, the “Founders”).

RECITALS

This Agreement is being entered into in connection with the consummation of the transactions contemplated by that certain Stock Purchase Agreement, dated as September 28, 2010, by and among the Company, the stockholders of the Company (including the Founders), SG VTB Merger Sub, Inc. (the “Buyer”) and the other signatories thereto (the “Purchase Agreement”), and shall be effective upon the Effective Time of the Merger, as each of those terms is defined in the Agreement and Plan of Merger dated as of the date hereof between the Company and the Buyer.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms and phrases shall have the following respective meanings:

1.1. “Affiliate” means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person, and (iii) each of such Person’s officers, directors, managers (in the case of any Person that is a manager-managed limited liability company) and general partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

1.2. “Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted or required to close in the State of New York.

1.3. “EBITDA” means with respect to any period, earnings of the Company (excluding any one-time or non-recurring items of income or expense, including without limitation any Bonus, Transaction Expenses (as defined in the Purchase Agreement) Buyer Transaction Expenses (as defined in the Purchase Agreement) and Financing Expenses (as defined in the Purchase Agreement)) before the deduction of (i) interest, (ii) taxes based upon the income of the Company and (iii) depreciation and amortization, all as determined in accordance with GAAP Consistently Applied.

1.4. “Final 2010 EBITDA” means (x) the 2010 EBITDA contained in the respective Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 2.1 or (y) if such an Notice of Disagreement is so delivered, the 2010 EBITDA contained in the Statement as agreed by the Founders and the Company pursuant to Section 2.1 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, the 2010 EBITDA contained in Statement as prepared by the Nonpartisan Accountants pursuant to Section 2.1.

1.5. “Final 2011 EBITDA” means (x) the 2011 EBITDA contained in the respective Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 2.1 or (y) if such a Notice of Disagreement is so delivered, the 2011 EBITDA contained in the Statement as agreed by the Founders and the Company pursuant to Section 2.1 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, the 2011 EBITDA contained in Statement as prepared by the Nonpartisan Accountants pursuant to Section 2.1.

1.6. “Final 2011 Revenue” means (x) the 2011 Revenue contained in the respective Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 2.1 or (y) if such an Notice of Disagreement is so delivered, the 2011 Revenue contained in the Statement as agreed by the Founders and the Company pursuant to Section 2.1 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, the 2011 Revenue contained in Statement as prepared by the Nonpartisan Accountants pursuant to Section 2.1.

1.7. “Financial Statements” means (i) the unaudited consolidated balance sheets of the Company as at December 31, 2008 and December 31, 2007 and the audited consolidated balance sheets of the Company as at December 31, 2009, including the notes thereto, and (ii) the unaudited consolidated statements of income, stockholders’ equity and cash flow for the fiscal years ended December 31, 2007 and 2008 and the audited consolidated statements of income, stockholders’ equity and cash flow for the fiscal year ended December 31, 2009, together with the report thereon of Fried and Kowgios Partners CPA’s LLP, independent accountants.

1.8. “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.9. “GAAP Consistently Applied” means GAAP using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing the Financial Statements.

1.10. “Nonpartisan Accountants” means an independent accounting firm mutually agreed upon by the Company and the Founders.

1.11. “Revenue” for any relevant period means the Company’s net revenues for such period as determined in accordance with GAAP Consistently Applied.

2. DISTRIBUTIONS

2.1. Statements.

(a) Within thirty (30) days after the delivery to the Founders of the Company’s audited financial statements for the fiscal year ended December 31, 2010 and within thirty (30) days after the delivery to the Founders of the Company’s audited financial statements for the fiscal year ended December 31, 2011 (which audited financial statements shall be delivered within 90 days after the end of each such fiscal year), the Company shall cause to be prepared and shall deliver to the Founders a statement (the “Statement”), which shall include (i) a statement which sets forth in reasonable detail a calculation of the Company’s EBITDA for the fiscal year ended December 31, 2010 (“2010 EBITDA”) or Revenue for the fiscal year ended December 31, 2011 (“2011 Revenue”) and EBITDA for the fiscal year ended December 31, 2011 (“2011 EBITDA”), as applicable, and (ii) the amount, if any, of the Bonus to which the Founders may be entitled under Section 2.2 or Section 2.3 based on the 2010 EBITDA or 2011 Revenue or 2011 EBITDA, as applicable.

(b) During the thirty (30)-day period following the Founders’ receipt of each Statement, the Founders and their independent accountants shall be permitted to review at their expense, and the Company shall, and shall cause the Company’s independent accountants to, make available to the Founders, the supporting schedules, analyses, working papers, records, data and other documentation of the Company or the Company’s independent accountants relating to such Statement, and to ask questions of, promptly receive answers from and request such other data and information from each of the Company and the Company’s independent accountants as shall be reasonable under the circumstances, but subject to the execution of any release, waiver, non-reliance or indemnification agreements that the Company’s independent accountants may reasonably request from the Founders. The Statement shall become final and binding upon the parties on the Business Day following the 30th day following delivery thereof (and the 2010 EBITDA or 2011 Revenue and 2011 EBITDA, as applicable, therein shall be deemed to be the Final 2010 EBITDA or Final 2011 Revenue and Final 2011 EBITDA, as applicable), unless the Founders give written notice of their disagreement with such Statement (“Notice of Disagreement”) to the Company prior to such date.

(c) During the fifteen (15) day period following the delivery of an Notice of Disagreement or such longer period as the Founders and the Company may mutually agree, the Founders and the Company shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement, and in the event the Founders and the Company are able to reach such resolution then the amount so agreed by them in writing shall be deemed to be the Final 2010 EBITDA, Final 2011 Revenue or Final 2011 EBITDA, as applicable. If, at the end of such fifteen (15) day period (or such longer period as mutually agreed between the Founders and the Company), the Founders and the Company have not so resolved such differences, the remaining disputed items properly included in the Notice of Disagreement shall be submitted to the Nonpartisan Accountants for final resolution. After affording the Company and its representatives and the Founders and their representatives the opportunity to present their positions as to the disputed items (which opportunity shall not extend for more than thirty (30) days after the submission of such dispute to the Nonpartisan Accountants), the Nonpartisan Accountants shall resolve all disputed items in writing. Such resolution shall be final and binding upon the parties and shall be reflected in any necessary revisions to the Statement; provided, however, that the scope of the disputes to be resolved by the Nonpartisan Accountants is limited to only such items included in the Statement that the Founders have disputed in the Notice of Disagreement based upon mathematical errors in the Statement or based upon 2010 EBITDA, 2011 Revenue or 2011 EBITDA, as applicable, not having been calculated in accordance with relevant provisions of this Agreement (including the definitions of defined terms used in this Agreement). The Nonpartisan Accountants shall determine, based solely on presentations by the Company and the Founders and their respective representatives, only those issues in dispute specifically set forth on the Notice of Disagreement and shall prepare a written report as to the disputes and the resulting calculation of 2010 EBITDA, 2011 Revenue or 2011 EBITDA, as applicable. In resolving any disputed item, the Nonpartisan Accountants: (w) shall be bound by the principles set forth in this Section 2, (x) shall limit its review to matters specifically set forth in the Notice of Disagreement, (y) shall further limit its review to whether the Statement contained mathematical errors or whether 2010 EBITDA, 2011 Revenue or 2011 EBITDA, as applicable, was calculated in accordance with the relevant provisions of this Agreement (including the definitions of defined terms used in this Agreement) and (z) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Nonpartisan Accountants in connection with any such determination shall be borne by (x) the Company in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Founders bear to the aggregate dollar amount of such items so submitted and (y) by the Founders in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Founders bear to the aggregate dollar amount of such items so submitted. The Founders and the Company shall bear their own costs in connection with this Section 2, including the fees and expenses of their respective attorneys and accountants, if any.

2.2. Determination of 2010 Bonus. Subject to and in accordance with the provisions of this Section 2, the Founders shall be entitled to the following payment to this Agreement (the “2010 Bonus”):

(a) If the Final 2010 EBITDA is less than $16,200,000, then the 2010 Bonus payable to the Founders shall be zero; or

(b) If the Final 2010 EBITDA equal to or greater than $16,200,000, the 2010 Bonus shall be calculated as set forth in the table provided below for the applicable Final 2010 EBITDA (in an amount not to exceed $7,500,000):

Final 2010 EBITDA			2010 Bonus
$18,000,000	and	Over	$7,500,000
$17,820,000	to	$17,999,999	$7,350,000
$17,640,000	to	$17,819,999	$7,200,000
$17,460,000	to	$17,639,999	$7,050,000
$17,280,000	to	$17,459,999	$6,900,000
$17,100,000	to	$17,279,999	$6,750,000
$16,920,000	to	$17,099,999	$6,600,000
$16,740,000	to	$16,919,999	$6,450,000
$16,560,000	to	$16,739,999	$6,300,000
$16,380,000	to	$16,559,999	$6,150,000
$16,200,000	to	$16,379,999	$6,000,000
Less than		$16,200,000	$0

2.3. Determination of 2011 Bonus. Subject to and in accordance with the provisions of this Section 2, the Founders shall be entitled to the following payment pursuant to this Agreement (“2011 Bonus,” and together with the 2010 Bonus, the “Bonus”):

(a) If (a) the Final 2011 EBITDA is less than $18,900,000, and (b) the Final 2011 Revenue is less than $89,100,000, then the 2011 Bonus payable to the Founders shall be zero;

(b) If the Final 2011 Revenue is equal to or greater than $89,100,000, then the aggregate amount of 2011 Bonus payable to the Founders under this Section 2.3 shall be $7,500,000; or

(c) If (a) the Final 2011 Revenue is less than $89,100,000, and (b) the Final 2011 EBITDA is greater than $18,900,000, the 2011 Bonus shall be calculated as set forth in the table provided below for the applicable Final 2011 EBITDA (in an amount not to exceed $7,500,000):

Final 2011 EBITDA			2011 Bonus
$21,000,000	and	Over	$7,500,000
$20,790,000	to	$20,999,999	$7,350,000
$20,580,000	to	$20,789,999	$7,200,000
$20,370,000	to	$20,579,999	$7,050,000
$20,160,000	to	$20,369,999	$6,900,000
$19,950,000	to	$20,159,999	$6,750,000
$19,740,000	to	$19,949,999	$6,600,000
$19,530,000	to	$19,739,999	$6,450,000
$19,320,000	to	$19,529,999	$6,300,000
$19,110,000	to	$19,319,999	$6,150,000
$18,900,000	to	$19,109,999	$6,000,000
Less than		$18,900,000	$0

2.4. Payment of Bonus.

(a) If the Founders are eligible to receive the 2010 Bonus pursuant to this Section 2, the Company shall pay the 2010 Bonus to the Founders on December 31, 2011 (the “2010 Bonus Payment”). Each Founder shall be entitled to one-half of the 2010 Bonus Payment.

(b) If the Founders are eligible to receive the 2011 Bonus pursuant to this Section 2, the Company shall pay the 2011 Bonus to the Founders in the following manner: (a) one third (1/3rd) of the 2011 Bonus shall be paid on July 31, 2012 (the “First 2011 Bonus Payment”); and (b) one third (1/3rd) of the 2011 Bonus shall be paid on July 31st of each year following the First 2011 Bonus Payment for each of the next two (2) years (the “Other 2011 Bonus Payments” and collectively with the First 2011 Bonus Payment, the “2011 Bonus Payments”, and collectively with the 2010 Bonus Payment, the “Bonus Payments”). For the avoidance of doubt, the final 2011 Bonus Payment shall be made by no later than July 31, 2014. Each Founder shall be entitled to one-half of each 2011 Bonus Payment.

(c) Notwithstanding the foregoing, if the Founders are eligible to receive any of the Bonus Payments and such Bonus Payments have not been paid (the “Unpaid Bonus Payments”) as of the date of a Change in Control, the Founders shall be entitled to and shall be paid the Unpaid Bonus Payments on the date of the Change in Control. “Change in Control” means any one person, or more than one person acting as a group (other than Stripes Group LLC or any Affiliate of Stripes Group, LLC) (i) acquires (whether by merger, consolidation, purchase of stock or otherwise) ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company or (ii) acquires assets of the Company (other than inventory) that constitute more than 50 percent of the total gross fair market value of the assets of the Company. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d) Notwithstanding the foregoing, if a Change in Control occurs prior to December 31, 2011 and the aggregate proceeds received by the holders of the Series A Preferred Stock and the Common Stock (after giving effect to the payment of the Maximum 2011 Bonus, as defined below) are greater than an amount (the “2011 Bonus Payment Acceleration Threshold”) equal to the higher of (i) $40,672,389 and (ii) the aggregate liquidation preference of all then outstanding shares of Series A Preferred Stock, then the Founders shall be entitled to and shall be paid the 2011 Bonus on the date of the Change in Control as calculated in the table provided in Section 2.3(c) based on a Final 2011 EBITDA that is equal to $21,000,000 (the “Maximum 2011 Bonus”), but if a Change in Control occurs prior to December 31, 2011 and the aggregate proceeds received by the holders of the Series A Preferred Stock and the Common Stock are less than the 2011 Bonus Payment Acceleration Threshold, then this Agreement shall continue in effect after such Change in Control as though such Change in Control had not occurred.

2.5. Further Assurances. For purposes of complying with the terms set forth in this Section 2, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers (subject to the entry into such agreements as the Company’s accountants may request in connection therewith), and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation or analysis of the Statement and the resolution of any disputes with respect to the Statement.

2.6. No Guaranty of Payment. The Company shall have complete discretion with respect to the manufacture, marketing, pricing and distribution of all of the Company’s products and services after the Closing and the Company may eliminate or otherwise alter at any time or from time to time any or all of such products or services and shall have the right to operate the business of the Company as it sees fit and shall have no obligation (fiduciary or otherwise) to sell or promote products or to act in any manner in an attempt to protect or maximize the Bonus; provided, however, that the Company shall not take or omit to take any action for the sole purpose of reducing the amount of Bonus. Neither the Founders nor any other party shall have any claim against the Company in connection with the Bonus, except the extent unpaid when due under this Section 2. It is expressly acknowledged and agreed that the potential Bonus is contingent on the performance of the business of the Company and there is no guarantee of any Bonus under this Agreement.

2.7. Tax Gross-Up. Upon the payment to the Founders of each Bonus Payment due hereunder, the Company shall pay the Founders an additional amount sufficient to cover the excess difference between (i) all Federal, state, local and employment taxes (assuming the highest applicable tax rates) payable on the Bonus Payment and such additional amount, and (ii) the amount of tax that would have been payable on the Bonus Payment had it been subject to the long-term capital gains rate of tax (including Federal and any such state or local rates) (such additional amount, the “Gross-Up Amount”), provided that if the difference between the combined rates of tax in (i) and (ii) is greater than 20 percent, the Gross-Up Amount shall be calculated as if the difference between such rates was 20 percent. For purposes of calculating the Gross-Up Amount, all tax rates shall be as set forth in the Internal Revenue Code (or applicable state or local law) for the year in which the Bonus Payment is made. The Gross-Up Amount shall be paid to the Founders at the same time as the related Bonus Payment.

3. MISCELLANEOUS.

3.1. Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

3.2. Costs of Enforcement. Except as set forth in the last sentence of Section 2.1(c), if any party hereto incurs any costs or expenses in connection with any controversy, disagreement or dispute arising under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party such prevailing party’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in prosecuting or defending such controversy, disagreement or dispute, as the case may be.

3.3. Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing in accordance with this Section 3.3 by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, on the Business Day following delivery to a overnight courier service in the case of overnight delivery, three Business Days following deposit by regular U.S. mail in the case of a mailing, or on the date shown on the receipt or confirmation therefor in all other cases (including electronic confirmation of facsimile delivery).

To the Company:

Voyetra Turtle Beach, Inc.

150 Clearbrook Rd. Suite 162

Elmsford, NY 10523

Facsimile: (914) 345-2266

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19102

Facsimile: (215) 994-2222

Attention: Henry N. Nassau, Esq. and David S. Denious, Esq.

To the Founders:

Carmine J. Bonanno

39 Albemarle Road

White Plains, NY 10605

Facsimile: (914) 345-2266

Frederick J. Romano

3176 Arbour Lane

Yorktown Heights, NY 10598

Facsimile: (914) 345-2266

3.4. Assignment. Neither the Company nor the Founders shall assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of the other parties. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

3.5. Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing and signed by the Company and the Founders. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

3.6. Governing Law; Submission to Jurisdiction; Trial by Jury. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of New York (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Each of the parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the United States District Court for the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the parties hereto irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the parties hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the parties hereto hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 3.3 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.7. Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

3.8. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amend and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.

3.9. Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

3.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile or pdf signatures); and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The parties hereto may deliver this Agreement by facsimile or pdf signature, and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

3.11. No Third Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

3.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters discussed herein and supersedes all prior agreements and understandings.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

THE COMPANY:

VOYETRA TURTLE BEACH, INC.

By:	/s/ Carmine J. Bonanno
Name:	Carmine J. Bonanno
Title:	PRES/CEO

FOUNDERS:

/s/ Carmine J. Bonanno
Carmine J. Bonanno

/s/ Frederick J. Romano
Frederick J. Romano

PERFORMANCE BONUS AGREEMENT